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                                                                    Exhibit 21.1


                         Subsidiaries of the Registrant

Boron LePore, Inc., Delaware; Stragetic implications International, Inc., Delaware; Medical Education System, Inc., Delaware; Consumer2Patient, Inc., Delaware; Armand Scott, Inc., Delaware; Medical Media Communications, Inc., Delaware